                                                                   EXHIBIT 10.13



                        FELCOR LODGING TRUST INCORPORATED


                                October 20, 1998


Mr. ___________________________
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy.
Suite 1300
Irving, Texas 75062

Re:      Change in Control and Severance Agreement

Dear Mr. ________:

         FelCor Lodging Trust Incorporated, a Maryland corporation ("FelCor"), together with FelCor Lodging Limited Partnership, a Delaware limited partnership ("FelCor LP"), and their respective subsidiaries (collectively, the "Company") consider it essential and in the best interests of FelCor's shareholders and the partners of FelCor LP to foster the continued employment of key management personnel. In this connection, the Board of Directors of the FelCor ("Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders and/or partners.

         The Board has determined that it is appropriate and in the best interests of the shareholders of FelCor and the partners in FelCor LP that steps be taken to encourage the continued attention and dedication of members of the Company's senior management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is currently anticipated or contemplated.

         In order to induce you to remain in the employ of the Company and in consideration of your agreements set forth in Section 3 hereof, the Company agrees that you shall receive the benefits specified in this letter agreement ("Agreement") upon a "Change in Control of the Company" (as defined in Section 2 hereof) and in the event of the termination of your employment with the Company, under certain circumstances, subsequent to such a Change in Control of the Company.

         1. Term of Agreement. This Agreement shall become effective as of January 1, 1998 ("Commencement Date") and shall continue in effect through December 31, 1999; provided, however, that commencing on January 1, 2000 and on each January 1 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given you written notice that it will not extend this Agreement beyond the end of the calendar year during which such notice is given; further provided, however, that if a Change in Control of the Company shall occur during the original or any extended term of this Agreement, this Agreement shall automatically be extended (regardless of any notice to the contrary from the Company) for a period of twenty-four (24) months beyond the month in which such Change in Control of the Company shall occur.

         2. Definitions. You shall not be entitled to any benefit under or by virtue of this Agreement (except as expressly provided in Section 8 hereof) unless a Change in Control of the Company (as defined below) shall occur during the original or any extended term of this Agreement.


                  (a) Change in Control of the Company. For all purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii) or (iv) below:

                           (i) Any "person" or "group" (as such terms are used
                  in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than an employee benefit plan of the Company or a trustee holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the Company's outstanding securities then having the right to vote in elections of persons to the Board, regardless of the comparative voting power of any such securities and regardless of whether or not the Board shall have approved the acquisition or ownership of any such securities by such person; or

                           (ii) A majority of the Board shall be comprised of
                  persons (A) designated by any person(s) who shall have entered into an agreement with the Company to effect a transaction of the type described in subparagraphs (i) or (iii) hereof or (B) other than those persons constituting the Board on the Commencement Date and those other persons whose election by the Board, or nomination for election by the shareholders of the Company to the Board, was approved by a vote of at least two-thirds of the directors constituting the Board on the Commencement Date or whose election by or nomination for election to the Board was previously so approved; or

                           (iii) The holders of securities of the Company
                  entitled to vote thereon shall approve either:

                                    (A) A merger or consolidation of the Company
                           with any other corporation, regardless of which entity is the surviving or resulting entity, other than a merger or consolidation which:

                                            (I) would result in those securities
                                    of the Company outstanding immediately prior to such merger or consolidation and then having the right to vote in elections of persons to the Board continuing immediately after such merger or consolidation to represent (either by remaining outstanding or by being changed or converted into securities of the surviving or resulting entity) at least 65% of the surviving or resulting entity's outstanding securities then having the right to vote in elections of persons to the Board; or

                                            (II) in purpose and effect is the
                                    functional equivalent of an asset
                                    acquisition by the Company and in which the senior executive officers of the Company (specifically including, without limitation, the President and each Senior Vice President and each person designated as the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) immediately prior to such merger or consolidation will continue, upon the effectiveness thereof, to serve in the same capacities with the surviving or resulting entity, without change in their respective positions, responsibilities, powers, compensation and benefits; or

                                    (B) A plan or agreement under which all or
                           substantially all of the Company's assets would be liquidated, distributed, sold or otherwise disposed of (otherwise than by leases entered into in the ordinary and normal course of business); or

                           (iv) The Compensation Committee of the Board shall
                  adopt a resolution to the effect that, in the judgment of such committee, as a consequence of any one or more transactions or events or series of transactions or events, that a change in control of the Company has effectively occurred. The Compensation Committee of the Board shall be entitled to exercise its sole and absolute discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (iii) above.

                  (b) Potential Change in Control of the Company. For all purposes of this Agreement, a "Potential Change in Control of the Company" shall be deemed to have occurred upon the occurrence of any of the events described in subparagraphs (i), (ii), (iii) or (iv) below:

                           (i) The Company enters into an agreement or letter of
                  intent with respect to any transaction which, if consummated, would result in the occurrence of a Change in Control of the Company; or

                           (ii) Any person (including the Company) publicly
                  announces that it intends to take, or is considering taking, any action which, if consummated, would result in the occurrence of a Change in Control of the Company; or

                           (iii) Any person or group, other than an employee
                  benefit plan of the Company or a trustee holding securities under an employee benefit plan of the Company, that is or becomes the beneficial owner, directly or indirectly, of 9.9% or more of the Company's outstanding securities then having the right to vote in elections of persons to the Board increases its beneficial ownership of such securities by 5% or more over the percentage so owned by such person or group on the Commencement Date; or

                           (iv) The Compensation Committee of the Board shall
                  adopt a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has effectively occurred. The Compensation Committee of the Board shall be entitled to exercise its sole and absolute discretion in the adoption of such resolution, whether or not any transaction(s) or event(s) have occurred that might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (iii) above.

                  (c) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, following a Change in Control of the Company, of any of the following circumstances, unless (A) you have expressly consented thereto in writing or (B) in the case of subparagraphs (i), (v), (vi) or (vii) below, all such circumstances shall have been fully corrected prior to the "Date of Termination" specified in the "Notice of Termination" (as defined in Subsections 5(e) and 5(d), respectively) given in connection with such circumstances:

                           (i) The assignment to you of any duties inconsistent
                  with your status as a senior executive officer of the Company or any substantial reduction in or restriction upon the nature, status or extent of your responsibilities or authority, as compared to the nature, status and extent of your responsibilities and authority in effect immediately prior to such Change in Control of the Company;

                           (ii) A reduction by the Company in your annual base
                  salary, as in effect immediately prior to such Change in Control of the Company, except for across-the-board salary reductions similarly affecting all executives of the Company and all executives of any person(s) then in control of the Company;

                           (iii) The relocation of the Company's principal
                  executive offices, or the office where you are required to perform your duties, to a location more than 25 miles from the location of such offices immediately prior to such Change in Control of the Company, or the imposition upon you of other travel requirements inconsistent with your normal business travel practices immediately prior to such Change in Control of the Company;

                           (iv) The failure of the Company, without your prior
                  written consent, to pay to you any portion of your then current compensation, or any portion or installment of deferred compensation under any deferred compensation program of the Company, in each case within five days of the date such payment is due;

                           (v) The failure of the Company to continue in effect
                  any compensation or benefit plan (including but not limited to any stock option, stock grant, bonus, income deferral, insurance, paid vacation plan or policy or other fringe benefit or benefit plan) in which you were a participant immediately prior to the Change in Control of the Company, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure of the Company to continue your participation in any such plan (or in any such substitute or alternative plan) on a basis no less favorable to you, both in terms of the actual amount of benefits provided to you and in your level of participation therein relative to other participants, than in effect immediately prior to such Change in Control of the Company;

                           (vi) The failure of the Company to obtain a
                  satisfactory agreement from any successor entity to assume and agree to pay and perform all of the obligations of the Company under this Agreement, as contemplated by Section 8 hereof; or

                           (vii) Any purported termination of your employment by
                  the Company which is not for "Cause" (as defined in Subsection 5(b) hereof) or which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 5(d) hereof; for purposes of this Agreement, no such purported termination shall be effective.

         Your right to terminate your employment pursuant to this Agreement for Good Reason shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not be deemed or construed to constitute your consent to, or waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         3. Agreement to Continue Employment. You agree that, in the absence of Good Reason and subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control of the Company, you agree to remain in the employ of the Company (or of the subsidiary thereof by which you are employed at the date such Potential Change in Control of the Company occurs) at least until the earliest to occur of (a) the first anniversary of the Potential Change in Control of the Company, (b) the date which is six months following a Change in Control of the Company and (c) the termination by you of your employment for reasons of "Disability" or "Retirement" (at your normal retirement age), each as defined in Section 5 hereof.

         4. Acceleration of Vesting Upon a Change in Control. Upon the occurrence of a Change in Control of the Company:

                  (a) All outstanding shares of common stock of the Company ("Company Shares") theretofore issued to you, under any one or more of the restricted stock and/or stock option plans at any time maintained by the Company ("Option Plans"), as restricted stock (or otherwise subject to forfeiture upon certain conditions) shall become fully and irrevocably vested, and all possibility of forfeiture thereof shall terminate, and the certificates evidencing all of such Company Shares shall be delivered to you on the day next following a Change in Control of the Company;

                  (b) All outstanding options or other rights to purchase Company Shares theretofore issued to you under any one or more of the Option Plans, whether or not then currently vested or exercisable, shall become fully and irrevocably vested and exercisable, and may thereafter be exercised in accordance with the Option Plans under which they were issued and any and all agreements with you in connection therewith;

                  (c) All other compensation and benefits to which you are then entitled, subject to the satisfaction of certain vesting or similar requirements, under any other employee benefit, deferred compensation or other similar plan shall become fully and irrevocably vested under the terms of such plans and all possibility of forfeiture thereof shall terminate.

         5. Termination Following Change in Control. If any Change in Control of the Company shall have occurred, you shall thereafter be entitled to the Benefits provided in Subsection 6(c) hereof upon the termination of your employment by the Company during the term of this Agreement, provided that such termination is (i) effected by the Company otherwise than for Cause or by reason of Retirement or Disability, or (ii) effected by you for Good Reason.

                  (a) Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, your employment may be terminated for "Disability." Termination of your employment, whether by the Company or you, shall be deemed to be "Retirement" if the same occurs after you have reached the age of sixty-five and have completed at least five years of service with the Company, or is otherwise in accordance with any other written agreement between the Company and you regarding your retirement.

                  (b) Cause. The Company shall be entitled to terminate your employment for "Cause" if you engage in willful and continued misconduct or in the willful and continued failure to substantially perform your duties with the Company (other than due to physical or mental illness); provided, however, that prior to any such termination you shall have been given written notice by the Company setting forth in reasonable detail the nature of such misconduct or failure and you shall have continued to engage in such misconduct or failure for at least thirty days following the giving of such notice by the Company. For purposes of this Subsection, no act, omission, or failure to act, on your part shall be deemed "willful" unless done, omitted, or refused to be done, by you not in good faith and without reasonable belief that your action, omission or refusal to act, was in the best interest of the Company.

                  (c) Voluntary Resignation. After a Change in Control of the Company, upon the occurrence of any circumstance constituting Good Reason, you shall be entitled to terminate your employment by voluntary resignation given at any time during the two years immediately following the occurrence of such Change in Control of the Company hereunder, in which event you shall be entitled to all of the Benefits provided in Subsection 6(c) hereof from and after the Date of Termination. No such resignation shall be deemed or construed to constitute a breach of any contract or agreement of employment between you and the Company.

                  (d) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by a written Notice of Termination from the party seeking termination to the other party hereto given in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate (i) the specific termination provision(s) of this Agreement being relied upon in respect of such termination, (ii) shall set forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of your employment under the termination provision(s) so indicated and (iii) shall set forth the Date of Termination in accordance with Subsection (e) below.

                  (e) Date of Termination, Etc. "Date of Termination" shall mean:

                           (i) If your employment is terminated for Disability,
                  thirty days after Notice of Termination is given (provided that you shall not have returned to the substantially full-time performance of your duties during such thirty day period), and

                           (ii) If your employment is terminated pursuant to
                  Subsection (b) or (c) above, or for any reason other than Disability, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection
                  (b) above, shall not be less than thirty days following the date such Notice of Termination is given and, in the case of a termination pursuant to Subsection (c) above, shall not be less than fifteen nor more than sixty days following the date such Notice of Termination is given);

         provided, however, that if within fifteen days after any Notice of Termination is given, or (if later) prior to the Date of Termination set forth in such Notice of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); further provided, however, that the Date of Termination shall be extended by a notice of dispute hereunder only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute in good faith and with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the Notice of Termination giving rise to such dispute was given (including, but not limited to, your base salary) and will continue you as a participant in all other compensation, bonus, benefit and insurance plans in which you were participating when the Notice of Termination was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce, any other amount or benefit due under this Agreement.

         6. Compensation Upon Termination or During Disability Following a Change in Control of the Company. Following a Change in Control of the Company, as defined in Subsection 2(a) hereof, upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

                  (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under all bonus plans, restricted stock and/or stock option plans, and other incentive and/or deferred compensation plans during such period, until this Agreement is terminated pursuant to Subsection 5(a) hereof. Thereafter, or in the event your employment shall be terminated by reason of your Retirement or death, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs, subject to Subsection 6(f) hereof.

                  (b) If your employment shall be rightfully terminated by the Company for Cause, the Company shall pay you your full base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts in which you are then irrevocably vested and to which you are then entitled under any compensation plan of the Company, at the time such payments are due, and the Company shall have no other or further obligations to you under this Agreement.

                  (c) If your employment by the Company shall be terminated (y) by the Company other than for Cause, Retirement or Disability or (z) by you for Good Reason, then you shall be entitled to all of the benefits provided below:

                           (i) The Company shall pay you your full base salary
                  through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are then irrevocably vested and to which you are then entitled under any compensation plan of the Company, at the time such payments are due;

                           (ii) In lieu of any other or further salary payments
                  to you for periods subsequent to the Date of Termination, the Company shall pay to you, as severance pay, a lump sum severance payment (the "Severance Payment") equal to ____ times the average of the Annual Compensation (as defined below) which was payable to you by the Company or any corporation affiliated with the Company within the meaning of
                  Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), for the three calendar years immediately preceding the calendar year in which the Change in Control of the Company occurred. Such average shall be determined in accordance with proposed, temporary or final regulations promulgated under Section 280G(d) of the Code, or, in the absence of such regulations, if you were not employed by the Company or its affiliates during the entire three calendar years preceding the calendar year in which the Change in Control of the Company occurred, then such average shall be an average of your Annual Compensation for the complete calendar years (if any) and partial calendar year (if any) during which you were so employed by the Company or any of its affiliates; provided, however, that the amount for any such partial calendar year shall be an annualized amount based on the amount of Annual Compensation paid or payable to you during such partial calendar year. If you were not employed by the Company or any of its affiliates during such period, then such average shall be an annualized amount based on the amount of Annual Compensation paid or payable to you during the calendar year in which the Change in Control of the Company occurred. "Annual Compensation" shall mean and refer to your base salary and any bonus that was paid or payable to you by the Company or any of its affiliates during a calendar year determined without any reduction for any deferrals of such salary or such bonus under any deferred compensation plan (whether qualified or unqualified) and without any reduction for any salary reductions used to make contributions to any 401(k) plan or other group plan maintained by the Company or any of its affiliates;

                           (iii) The Company shall also pay to you all amounts
                  of compensation or other awards payable or due to you in respect of any period preceding the Date of Termination under any incentive compensation plan of the Company (including, without limitation, any and all Option Plans) at any time maintained by the Company and under any and all agreements with you in connection therewith, and shall make any other payments and take any other actions provided for in such plans and agreements;

                           (iv) The Company shall also pay to you all legal fees
                  and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder); and

                           (v) The payments provided for in paragraphs (ii),
                  (iii) and (iv) above shall be made not later than the fifth business day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such date, the Company shall pay to you on such date the estimated amount, determined in good faith by the Company, of such payments and shall pay the remainder of such payments, without interest, as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall repaid by you to the Company, without interest, on the fifth business day after the actual amount of such payments is determined by the Company;

                  (d) If your employment shall be terminated (y) by the Company other than for Cause or (z) by you for Good Reason, then the Company shall, for a period of twenty-four months following the Date of Termination, continue to provide life, disability, accident and health insurance benefits substantially identical to those you (and your dependents) were receiving immediately prior to the giving of the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 6(d) shall be reduced to the extent of comparable benefits actually received by you from another employer, and you shall promptly report any such comparable benefits so received by you from another employer;

                  (e) You shall not be required to mitigate the amount of any payment or benefit provided for in this Section 6 by seeking or accepting other employment, or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise (except as expressly otherwise provided in this Section 6); and

                  (f) In addition to all other amounts payable to you under this
         Section 6, you shall be entitled to receive (concurrently with such other amounts payable hereunder) all amounts theretofore credited to your account (whether or not then fully vested or payable under the terms of such plan or agreement) under any deferred compensation or similar plan or agreement with the Company (other than the Company's 401(k) Plan);

                  (g) In addition to all other amounts payable to you under this
         Section 6, you shall be entitled to receive all benefits payable to you or credited to your account (whether or not then fully vested) under and in accordance with the terms of any other benefit plan or compensation plan of the Company in which you are or have been a participant, to the extent such benefits are not paid or expressly provided for under this Agreement.

         If a Potential Change in Control of the Company shall have occurred, within five business days following your written request that the Company do so, the Company shall deposit with an escrow agent acceptable to you, pursuant to an escrow agreement between the Company and such escrow agent in form and substance acceptable to you, a sum of money or other property permitted by such escrow agreement sufficient, in the reasonable good faith estimate of the Company, to fund the payment to you of the amounts specified in Subsection 6(c) and Section 7 of this Agreement. It is intended that any amounts so deposited in escrow pursuant to the preceding sentence be subject to the claims of the Company's creditors, as set forth in the form of such escrow agreement.

         7. Excise Tax; Gross-Up Payments In the event that you become entitled to any of the payments or benefits (collectively, the "Benefits") provided for under Sections 4 and 6 above, and if any of the Benefits will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to you, an additional amount (the "Gross-Up Payment") such that the net amount retained by you, after deduction of any Excise Tax upon such Benefits, shall be equal to the amount of the Benefits before the deduction or payment of any Excise Tax attributable thereto. Such Gross-Up Payment shall be payable concurrently with the Benefits to which it relates (or, if the amount of such Gross-Up Payment cannot be finally determined on or before such date, the Company shall pay to you on such date the estimated amount, determined in good faith by the Company, of such Gross-Up Payment and shall pay the remainder thereof, without interest, as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the date upon which the payment of such Benefits are due). For purposes of determining whether any of the Benefits will be subject to the Excise Tax, and the amount of such Excise Tax, the following shall apply:

                  (a) Any other payments or benefits received or to be received by you in connection with a Change in Control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control of the Company or any person affiliated with the Company or any such person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the written opinion of tax counsel selected by the Company's independent auditors and acceptable to you such other payments or benefits (in whole or in part) do not constitute "parachute payments," or such "excess parachute payments" (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                  (b) The amount of the Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (y) the total amount of the Benefits and (z) the amount of "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); and

                  (c) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of any such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest marginal rate of taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in Federal income taxes which would be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Benefits is subsequently determined to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company, without interest, within thirty days following the date that the amount of such reduction in Excise Tax is finally determined, that portion of the Gross-Up Payment attributable to such reduction (including appropriate adjustments to reflect the net effect on Federal, state and local income taxes applicable to the repayment of such portion of the Gross-Up Payment). In the event that the Excise Tax attributable to Benefits is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which was not be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalty payable by you in respect thereof) at the time that the amount of such excess is finally determined;

         8.       Successors; Binding Agreement.

                  (a) The Company will require that any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement, which breach shall entitle you to receive compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminated your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement "Company" shall mean the Company as hereinabove defined and any successor to all or substantially all of its business and/or assets which assumes and agrees to perform this Agreement in writing, by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by you, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise expressly provided herein, shall be paid in accordance with the terms of this Agreement to your devisees, legatees or other designees or, if there is no such devisee, legatee or designee, to your estate.

         9. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party shall have designated to the other in writing in accordance herewith, except that any such notice of change of address shall be effective only upon receipt.

         10. Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company, other than yourself. No waiver by either party hereto at any time of any breach of, or noncompliance with, any particular provision of this Agreement by the other party hereto, or the existence of any particular condition or the occurrence of any particular event hereunder, shall be deemed or construed as a waiver of any other or further breach, noncompliance, condition or occurrence, whether similar or dissimilar and whether occurring or existing at the same or any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Texas, without regard for any provision of such law which might require the application of the laws of any other jurisdiction. All references herein to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as otherwise expressly provided herein, any payments provided for hereunder shall be paid net of applicable withholding taxes required under Federal, state or local law. The accrued obligations of the Company under Section 4 hereof, if any, shall survive your subsequent death, Disability or Retirement and shall survive the expiration of the term of this Agreement.

         11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall remain in full force and effect.

         12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Dallas, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction; provided, however, that you shall be entitled to seek specific performance, in any court of competent jurisdiction, of your right to be paid your full base salary hereunder for all periods prior to the Date of Termination, and during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         14. Similar Provisions in Other Agreements. The Benefits provided for under this Agreement shall supercede and replace any other benefits to which you may be entitled under any previous agreement between you and the Company or its affiliates.

         If this letter sets forth fully and accurately our agreement with respect to the subject matter hereof, please sign and date the enclosed copy of this letter and return the same to the Secretary of the Company, whereupon this letter shall constitute our mutually binding agreement with respect to the subject matter hereof.

                         [Signatures on following page.]

                                             Very truly yours,
Company Address:

545 E. John Carpenter Frwy.                  FELCOR LODGING TRUST INCORPORATED,
Suite 1300                                   acting individually and as the sole
Irving, Texas 75062                          general partner of FelCor Lodging
Attention: Corporate Secretary               Limited Partnership





                                             By:
                                                --------------------------------
                                             Name:   Thomas J. Corcoran, Jr.
                                                   -----------------------------
                                             Title:  President
                                                   -----------------------------


Accepted and Agreed to this __ day of
_______________, 1998:


-------------------------------


Address: